Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1.5 Year Autocallable Buffered Equity Linked Securities Linked to EWY

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The iShares® MSCI South Korea ETF (ticker: "EWY")
Pricing date:	June 24, 2026
Valuation date:	Unless earlier redeemed, December 27, 2027
Maturity date:	December 30, 2027
Coupon:	Approximately 16.40% per annum, paid monthly
Coupon payment dates:	Monthly
Downside threshold value:	80% of the initial underlying value
Downside event:	A downside event will occur if the final underlying value is less than the downside threshold value
Buffer percentage:	20%
Automatic early redemption:	If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon
Autocall dates:	Monthly, beginning after six months
CUSIP / ISIN:	17332YUA4 / US17332YUA45
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(final underlying value – initial underlying value) / initial underlying value
Payment at maturity:	If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment *plus*: • If a downside event does *not* occur: $1,000 • If a downside event occurs: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated June 9, 2026

Hypothetical Interim Payment per Security

Hypothetical Percentage Change in Underlying on an Autocall Date	Hypothetical Payment on the Immediately Following Coupon Payment Date	Hypothetical Redemption
100.00%	$1,013.667	Redeemed
50.00%	$1,013.667	Redeemed
25.00%	$1,013.667	Redeemed
0.00%	$1,013.667	Redeemed
-10.00%	$13.667	Securities not redeemed
-20.00%	$13.667	Securities not redeemed
-25.00%	$13.667	Securities not redeemed
-75.00%	$13.667	Securities not redeemed
-100.00%	$13.667	Securities not redeemed

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment

Hypothetical Underlying Return	Hypothetical Payment at Maturity
100.00%	$1,013.667
75.00%	$1,013.667
50.00%	$1,013.667
25.00%	$1,013.667
0.00%	$1,013.667
-20.00%	$1,013.667
-20.01%	$1,013.567
-40.00%	$813.667
-50.00%	$713.667
-75.00%	$463.667
-100.00%	$213.667

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • Higher coupon rates are associated with greater risk. • The securities offer downside exposure to the underlying, but no upside exposure to the underlying. • The performance of the securities will depend on the closing value of the underlying solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The iShares® MSCI South Korea ETF is subject to risks associated with non - U.S. markets. • The iShares® MSCI South Korea ETF is subject to risks associated with emerging markets. • Fluctuations in exchange rates will affect the closing value of the iShares® MSCI South Korea ETF. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of the underlying. • The value and performance of the underlying shares may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. • Changes that affect the underlying may affect the value of your securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.